Exhibit 15.1

May 15, 2024

Yiren Digital Ltd.

28/F, China Merchants Bureau Building, 118 Jianguo Road

Chaoyang District, Beijing 100022

The People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in Yiren Digital Ltd.’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2024, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-212056, No. 333-219404 and No. 333-248640). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,
/s/ Han Kun Law Offices
Han Kun Law Offices